Exhibit 16.1






January 7, 2004


Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, DC  20549

Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on January 6, 2004, to be filed by our former client, Phase III Medical, Inc. (formerly known as Corniche Group, Inc.) We agree with the statements made in response to that Item insofar as they relate to our Firm.


Sincerely,




TRAVIS, WOLFF & COMPANY, L.L.P.